Exhibit 99.1

Judge Enters Judgment in BankAtlantic Bancorp’s

Favor in Shareholder Suit

FORT LAUDERDALE, Florida — April 26, 2011 — BankAtlantic Bancorp, Inc. (NYSE: BBX) (the “Company”) announced today that the Judge has granted its motion for judgment as a matter of law and entered judgments in favor of the defendants as to all of the plaintiffs claims in the shareholder class action brought against BankAtlantic Bancorp and certain of its directors and executive officers in the United States District Court for the Southern District of Florida. On November 18, 2010, the jury in the lawsuit returned a verdict in favor of shareholders who purchased shares of the Company’s Class A Common Stock during the period from April 26, 2007 to October 26, 2007. At that time, the Company stated that it believed that the verdict was contrary to law and would be set aside either by the Court or on appeal.

BankAtlantic Bancorp’s Chairman and Chief Executive Officer, Alan B. Levan, commented, “We are obviously very pleased with this result. It goes without saying that this has been a very difficult time for banks in Florida. BankAtlantic lost money and Bancorp’s stock price declined largely because of the collapse of the Florida real estate market, a risk that was fully disclosed.”

BankAtlantic Bancorp previously filed a motion for sanctions that the Judge denied without prejudice to reasserting following entry of these judgments. BankAtlantic Bancorp intends to seek recovery of its attorneys’ fees and costs against the plaintiffs and their counsel.

About BankAtlantic Bancorp:

BankAtlantic Bancorp (NYSE: BBX) is a bank holding company and the parent company of BankAtlantic.

About BankAtlantic:

BankAtlantic, Florida’s Most Convenient Bank, is one of the largest financial institutions headquartered in Florida. Via its broad network of community branches and conveniently located ATMs, BankAtlantic provides a full line of personal, small business and commercial banking products and services. BankAtlantic is open 7 days a week and offers extended weekday hours, Online Banking & Bill Pay, a 7-Day Customer Service Center, Change Exchange coin counters, as well as retail and business checking accounts. Member FDIC.

For further information, please visit our websites:

www.BankAtlanticBancorp.com

www.BankAtlantic.com

To receive future BankAtlantic Bancorp news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on our website: www.BankAtlanticBancorp.com.

BankAtlantic Bancorp Contact Info:

Leo Hinkley, Investor and Media Relations Officer

(954) 940-5300

InvestorRelations@BankAtlanticBancorp.com

BankAtlantic, “Florida’s Most Convenient Bank,” Contact Info:

Media Relations:

Sharon Lyn, Vice President

954-940-6383, Fax: 954-940-5320

CorpComm@BankAtlanticBancorp.com

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The matters discussed in this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended regarding ongoing litigation that involve substantial risks and uncertainties including but not limited to that the plaintiffs may appeal the judgments entered, that the appellate courts may reverse the entry of the judgments and that we may not prevail in our motion for sanctions or recovery of our costs and expenses.